Contact: Amy C. Chang Vice President, Investor Relations 866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2009 RESULTS

SAN DIEGO – (August 6, 2009) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the second quarter 2009, which were in line with management’s expectations. Financial highlights for the three months ended June 30, 2009 include:

	Q2 2009	% Chg Q2 2008	% Chg Q1 2009
Revenue	$199 million	(36%)	(20%)
Net Income	$4 million	(49%)	NM
Diluted EPS	$0.13	(48%)	NM
Cash Flow from Operations	$36 million	206%	(3%)
Adjusted EBITDA*	$18 million	(27%)	3%
Adjusted Diluted EPS*	$0.17	(32%)	55%
* See “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.
NM – Not meaningful

“Our focus on client relationships and quality as well as our diversified service offerings have enabled AMN Healthcare to maintain our leading market position, improve gross margins and strengthen our balance sheet through the prolonged economic downturn,” said Susan R. Nowakowski, President and Chief Executive Officer of AMN Healthcare. “We continue to take an aggressive and disciplined approach in streamlining and right-sizing our infrastructure, enabling us to adjust to short-term volume trends, while operating with an improved cost structure going forward. At the same time, we are also maintaining our long-term strategy of investing in our future through progress with new service lines.”

Key business highlights include:
•	Strong market leadership position, with stable pricing and gross margins across service lines;
•	Signs of stabilization and improvement in Nursing and Allied orders;
•	Progress in new market expansion areas of Emergency Medicine Physician staffing, Home Health Nurse and Allied staffing, and Recruitment Process Outsourcing;
•	Significant debt reduction and increased cash that position the company to capture additional market opportunities for future growth;
•	Cost structure improvements and more streamlined infrastructure for improved profitability as the market rebounds.

For the second quarter of 2009, revenue for the Nurse and Allied staffing segment was $111 million, a decrease of 48% from the same quarter last year and 32% sequentially. The Locum Tenens staffing segment generated revenue of $79 million, a decrease of 6% from the same quarter last year and an increase of 6% sequentially.

Gross margin in the second quarter of 2009 was 27.0%, an increase of 140 bps as compared to 25.6% for the previous quarter and an increase of 60 bps as compared to 26.4% for the same quarter last year. The year over year and sequential increase mainly reflected a shift in business mix and tight management of direct costs.

Selling, general and administrative ("SG&A") expenses (excluding restructuring costs) for the second quarter of 2009 were 19.0% as a percentage of revenue as compared to 19.2% in the same quarter last year. SG&A declined by $22.3 million, or 37%, over the same period in the prior year and by $12.2 million, or 24%, sequentially, due to cost-saving initiatives taking hold as well as $3.5 million in favorable insurance reserve adjustments.

As a result of certain cost-reduction actions, the company recorded $2.2 million in restructuring charges, consisting mainly of severance payments and lease-related charges associated with various facility, branding and back-office consolidations.

Second quarter GAAP net earnings per diluted share was $0.13, including a $0.04 negative impact from restructuring charges, reflecting a decrease compared to $0.25 in the same period in the prior year.

As of June 30, 2009 cash and cash equivalents totaled $23.5 million, compared to $11.3 million as of December 31, 2008. Total debt outstanding was $90.0 million as of June 30, 2009, reflecting a reduction in debt of $56.3 million since December 31, 2008. Total average diluted shares outstanding for the second quarter of 2009 were 32.9 million.

Business Trends and Outlook
During the second quarter of 2009, Nursing and Allied orders continued to show signs of stabilization, although still at levels significantly lower than prior year. Locum Tenens volume (days filled) increased slightly over the first quarter. Pricing and gross margins remained relatively stable overall.

Nowakowski noted continued signs of stabilization and some recent improvement in orders for travel nurse and allied professionals which should translate into stabilizing volumes during the third quarter. Locum Tenens volume and physician permanent placements are expected to be steady compared with the prior quarter. Based on these trends, third quarter consolidated revenue is expected to decline sequentially by approximately 15%. The majority of this decline is driven by volume trends in nurse staffing resulting from the earlier drop in demand levels. Overall gross margins are anticipated to remain consistent.

“We are continuing to focus on maintaining strong relationships and securing preferred contracts with our clients, as well as nurturing our recent new service offerings such as Emergency Medicine staffing, Home Health staffing, and Recruitment Process Outsourcing,” added Nowakowski. “At the same time, we are prudently managing our cost structure and balance sheet in order to position ourselves for future investments in new market opportunities that contribute strategic synergies to our core service lines. Despite the uncertainty of when economic recovery will occur, we remain confident in the long-term fundamentals of our industry and focused on laying the groundwork for innovation and growth in future years to drive shareholder value.”

About AMN Healthcare Services
AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and a leader in all three of its business segments: travel nurse and allied staffing, locum tenens staffing (temporary physician staffing), and physician permanent placement services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit http://www.amnhealthcare.com.

Conference Call on August 6, 2009
AMN Healthcare Services, Inc.'s second quarter 2009 conference call will be held on Thursday, August 6, 2009, at 5:00 p.m., Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1092 in the U.S. or (612) 332-0335 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on August 6, 2009, and can be accessed until August 20, 2009 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 106454.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the Company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2008 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Income (dollars in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Chg	2009	2008	% Chg

Revenue	$199,140	$312,691	(36.3%)	$448,735	$606,284	(26.0%)
Cost of revenue	145,463	230,153	(36.8%)	331,075	446,291	(25.8%)
Gross profit	53,677	82,538	(35.0%)	117,660	159,993	(26.5%)
	27.0%	26.4%		26.2%	26.4%
Operating expenses:
Selling, general and administrative	37,840	60,117	(37.1%)	87,920	115,220	(23.7%)
	19.0%	19.2%		19.6%	19.0%

Restructuring Charges	2,152	—	100%	5,070	—	100%
Impairment Charges	—	—	0%	175,707	—	100%
Depreciation and amortization	3,442	3,738	(7.9%)	6,909	7,088	(2.5%)

Total operating expenses	43,434	63,855	(32.0%)	275,606	122,308	125.3%
Income (loss) from operations	10,243	18,683	(45.2%)	(157,946)	37,685	NM
	5.1%	6.0%		(35.2%)	6.2%
Interest expense, net	2,320	2,660	(12.8%)	4,519	5,471	(17.4%)
Income (loss) before income taxes	7,923	16,023	(50.6%)	(162,465)	32,214	NM
Income tax expense	3,549	7,508	(52.7%)	(45,005)	14,976	NM
Net income (loss)	$4,374	$8,515	(48.6%)	$(117,460)	$17,238	NM
	2.2%	2.7%		(26.2%)	2.8%
Net income (loss) per common share:
Basic	$0.13	$0.25	(48.0%)	$(3.60)	$0.51	NM
Diluted	$0.13	$0.25	(48.0%)	$(3.60)	$0.50	NM

Weighted average common shares outstanding:
Basic	32,621	33,833	(3.6%)	32,599	33,832	(3.6%)
Diluted	32,918	34,308	(4.1%)	32,599	34,244	(4.8%)

NM – Not meaningful

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	% of Rev	2008	% of Rev	2009	% of Rev	2008	% of Rev
Revenue
Nurse and allied healthcare staffing	$111,136		$215,342		$274,986		$419,327
Locum tenens staffing	79,097		83,857		153,888		160,210
Physician permanent placement services	8,907		13,492		19,861		26,747
	$199,140		$312,691		$448,735		$606,284

Reconciliation of Non-GAAP Items:
Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$6,796	6.1%	$16,692	7.8%	$17,387	6.3%	$32,173	7.7%
Locum tenens staffing	8,985	11.4%	4,247	5.1%	12,806	8.3%	9,902	6.2%
Physician permanent placement services	2,211	24.8%	3,864	28.6%	5,261	26.5%	7,203	26.9%
	17,992	9.0%	24,803	7.9%	35,454	7.9%	49,278	8.1%

Depreciation and amortization	3,442		3,738		6,909		7,088
Stock-based compensation	2,155		2,382		4,830		4,505
Restructuring charges	2,152		—		5,070		—
Impairment charges	—		—		175,707		—
Non-recurring legal expenses	—		—		884		—
Interest expense, net	2,320		2,660		4,519		5,471
Income (loss) before income taxes	7,923		16,023		(162,465)		32,214
Income tax expense	3,549		7,508		(45,005)		14,976
Net income (loss)	$4,374		$8,515		$(117,460)		$17,238

GAAP based diluted net income (loss) per share (EPS)	$0.13				$(3.60)
Adjustments:
Restructuring charges	0.04				0.09
Impairment charges	—				3.77
Non-recurring legal expenses	—				0.02
Adjusted diluted earnings per share (2)	$0.17				$0.28

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Chg	2009	2008	% Chg
Gross Margin
Nurse and allied healthcare staffing	25.0%	24.5%		23.8%	24.3%
Locum tenens staffing	26.1%	25.8%		26.2%	26.3%
Physician permanent placement services	58.8%	59.7%		60.3%	60.6%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (3)	3,661	7,207	(49.2%)	4,575	7,047	(35.1%)
Revenue per traveler per day(4)	$333.59	$328.35	1.6%	$332.08	$326.95	1.6%
Gross profit per traveler per day(4)	$83.36	$80.52	3.5%	$78.99	$79.30	(0.4%)

Locum tenens staffing
Days filled (5)	54,708	57,859	(5.4%)	107,105	110,558	(3.1%)
Revenue per day filled(5)	$1,445.80	$1,449.33	(0.2%)	$1,436.80	$1,449.10	(0.8%)
Gross profit per day filled(5)	$377.79	$374.62	0.8%	$375.94	$380.50	(1.2%)

	As of June 30,
	2009	2008

Leverage Ratio (6)	1.1	1.6

(1)
Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, restructuring charges, impairment charges, non-recurring legal expenses and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular stock-based compensation charges that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)
Adjusted EPS represents GAAP EPS plus restructuring and impairment charges and non-recurring legal expenses. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net loss per share as an indicator of operating performance. Management believes such a measure provides a picture of the company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.

(3)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(4)
Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(5)
Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

(6)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

AMN Healthcare Services, Inc. Condensed Consolidated Balance Sheets (in thousands) (unaudited)
	June 30,	March 31,	December 31,
	2009	2009	2008
Assets
Current assets:
Cash and cash equivalents	$23,488	$16,675	$11,316
Accounts receivable, net	114,542	148,376	182,562
Prepaid expenses	8,867	10,585	9,523
Income taxes receivable	1,425	4,448	3,440
Deferred income taxes, net	18,085	22,417	18,085
Other current assets	2,911	3,376	4,901
Total current assets	169,318	205,877	229,827

Fixed assets, net	24,034	24,938	24,018
Deposits and other assets	12,056	10,579	13,252
Goodwill	79,868	79,868	252,875
Intangible assets, net	117,738	118,940	122,845

Total assets	$403,014	$440,202	$642,817

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$3,274	$—	$3,995
Accounts payable and accrued expenses	20,837	24,667	24,420
Accrued compensation and benefits	31,941	36,728	44,871
Revolving credit facility	—	6,500	31,500
Current portion of notes payable	12,201	14,824	14,580
Deferred revenue	5,699	6,204	7,184
Other current liabilities	15,892	15,060	14,722
Total current liabilities	89,844	103,983	141,272

Notes payable, less current portion	77,781	98,208	100,236
Deferred income taxes, net	7,382	13,342	58,466
Other long-term liabilities	56,592	59,532	58,710
Total liabilities	231,599	275,065	358,684

Stockholders’ equity	171,415	165,137	284,133

Total liabilities and stockholders’ equity	$403,014	$440,202	$642,817

AMN Healthcare Services, Inc. Condensed Consolidated Cash Flow Statement (in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$36,388	$11,883	$73,945	$28,756

Net cash used in investing activities	(1,204)	(11,064)	(2,434)	(44,465)

Net cash provided by (used in) financing activities	(28,420)	(345)	(59,374)	5,589

Effect of exchange rates on cash	49	47	35	(19)

Net increase (decrease) in cash and cash equivalents	6,813	521	12,172	(10,139)

Cash and cash equivalents at beginning of period	16,675	7,835	11,316	18,495

Cash and cash equivalents at end of period	$23,488	$8,356	$23,488	$8,356